Exhibit 99.1

Western Sierra Bancorp and Gold Country Financial Services, Inc.

Terminate Merger Agreement

Cameron Park, California—June 24, 2005—Western Sierra Bancorp (NASDAQ: WSBA) and Gold Country Financial Services, Inc. jointly  announced today the termination of the merger agreement between Western Sierra Bancorp and  Gold Country Financial Services Inc. by the mutual agreement of their boards of directors. Under the terms of that agreement, Gold Country Financial Services, Inc. was to be merged with and into Western Sierra Bancorp, a multi-bank holding company.

With the termination of the agreement, each party has agreed that to release the other from any damages or costs.

Western Sierra Bancorp is comprised of Western Sierra Bank, Lake Community Bank, Central California Bank and Auburn Community Bank, and has assets exceeding $1.2 billion. Western Sierra Bancorp operates in the counties of El Dorado, Placer, Sacramento, Lake, Stanislaus, San Joaquin, Amador, Calaveras, Contra Costa, Tuolumne and Butte.  Western Sierra Bancorp operates 33 branches and loan production facilities.

CONTACT:	Anthony Gould CFO at 530-698-2234
URL:	http://www.westernsierrabancorp.com